EXHIBIT 10.1
SPARTA, INC.
EQUITY BONUS PLAN
ARTICLE I
General
     1.1 Purpose. This SPARTA, Inc. Equity Bonus Plan (the “Plan”) is established by the Board of Directors (the “Board”) of SPARTA, Inc. (the “Company”) in accordance with Section 2.05 of the Agreement and Plan of Merger Dated as of January 15, 2008 Among SPARTA, Inc., Cobham Holdings Inc. and Rocob Acquisition Inc., as it may be amended (“the Merger Agreement”). The Plan is intended to provide a bonus to the Company’s employees who otherwise would have received stock options grants or stock awards or both during the period between execution of the Merger Agreement and the Closing Date. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
     1.2 Plan Administration.
          (a) The authority to control and manage the operation and administration of this Plan shall be vested in the Board. The foregoing notwithstanding, the Board may expressly delegate to a subcommittee consisting of one or more officers and/or directors of the Company, the authority to administer the Plan, which subcommittee shall have all of the authority granted to the Board hereunder (the Board or a subcommittee to which authority has been delegated, the “Administrator”).
          (b) Subject to the provisions hereof, (1) the Administrator shall have complete control of the administration of this Plan, with all powers necessary to enable it properly to carry out its duties; (2) the Administrator shall be authorized to interpret this Plan and shall have the discretion to determine all questions arising in the administration, construction and application of this Plan; and (3) the decisions of the Administrator upon all matters within the scope of its authority shall be conclusive and binding on all parties.
     1.3 Definitions. The following terms shall have the following meanings when used in this Plan:
          (a) “Cause” shall mean (i) the willful and continued failure by the Participant to perform his or her material duties with respect to the Company or its affiliates or (ii) the intentional or negligent engaging by the Participant in conduct that causes injury, monetarily or otherwise, to the Company.
          (b) “Involuntary Termination” shall mean any termination of the Participant’s employment with the Company and its Subsidiaries (i) by the Company for any reason other than Cause or the Participant’s death or disability (as defined under the terms of any of the Company’s short-term or long-tern disability plans), or (ii) by the Participant within sixty (60) days following a relocation (without the Participant’s consent) of the Participant’s principal business location by more than twenty-five (25) miles from the Participant’s principal business location immediately prior to the Closing Date after having given the Company at least thirty (30) days notice of the same and a reasonable opportunity to cure during such 30-day notice period.

          (c) “Profit Sharing Plan” shall mean the SPARTA, Inc. Profit Sharing Plan.
          (d) “Subsidiary” means any corporation of which the Company owns, directly or indirectly, at least fifty percent (50%) of the total voting power that is formed and has employees during the term of this Plan.
ARTICLE II
Participation
     2.1 Participation. The Administrator will designate from time to time the employees of the Company or of any Subsidiary who are eligible to participate in this Plan (each a “Participant”), and, prior to the Closing Date, the Administrator may for any reason or for no reason discontinue such participation with respect to any employee previously designated as a Participant. Unless the Administrator determines otherwise prior to the Closing Date, all employees of the Company and its Subsidiaries who are eligible to receive options to purchase Company Common Stock or awards of Company Common Stock in accordance with the Company’s standard policies and practices which existed prior to the Closing Date shall be designated as Participants.
ARTICLE III
Equity Bonus Payment
     3.1 Equity Bonus Amount. Prior to the Closing Date, the Administrator shall determine the amount of the aggregate cash equity bonus for each Participant (the “Equity Bonus Amount”). Such Equity Bonus Amounts shall be determined taking into account the following:
          (a) A “Profit Sharing Component” based upon the number of shares of Company Common Stock that the Company would have typically contributed to the Participant’s Profit Sharing Plan account in connection with the Company’s 2007 profit sharing contribution.
          (b) An “EOY Bonus Component” based upon the number of shares of Company Common Stock that the Company would have typically awarded to the Participant in connection with the payment of the 2007 End-of-Year (“EOY”) Bonus.
          (c) A “Rabbi Trust Component” based upon the number of shares of Company Common Stock that the Company would have typically awarded to the Participant in connection with the Company’s 2008 awards under the SPARTA, Inc. Stock Compensation Plan.
          (d) A “Stock Option Component” based upon the number of shares of Company Common Stock subject to stock options that the Company would have typically granted to the Participant under the SPARTA, Inc. 2007 Stock Plan. The Stock Option Component shall include all options that would normally have been granted by the Company during the period between execution of the Merger Agreement and the Closing Date.
Some or all of items (a) through (d) will not be applicable to the awards for some or all Participants, and the Administrator shall not be obligated to provide any explanation or computation with respect to the awards made to any Participant, although it may choose to do so.

     3.2 Maximum Aggregate Equity Bonus Amount. The maximum aggregate Equity Bonus Amount awarded under the Plan shall be Fifteen Million Dollars ($15,000,000).
     3.3 Equity Bonus Payment. Each Participant’s Equity Bonus Amount shall vest and be payable as follows: (a) one-third (1/3rd) of the aggregate portion of the Equity Bonus Amount awarded to any Participant shall be due and payable on the eightieth (80th) day following the Effective Time of the Merger and (b) the remaining portion of the Equity Bonus Amount awarded to such Participant will be payable on the fifteen (15) month anniversary of the Effective Time.
     3.4 Involuntary Termination. In the event of an Involuntary Termination of a Participant’s employment with the Company or a Subsidiary after the Closing Date, such Participant shall be entitled to receive any unvested Equity Bonus Amount awarded to such Participant, payable at the same time as they are paid to continuing Participants.
     3.5 Termination of Employment for Other Reasons. A Participant will not be entitled to any unpaid Equity Bonus Amount under this Plan if the Participant’s employment with the Company or a Subsidiary is terminated, voluntarily or involuntarily, (a) for any reason prior to the Closing Date or (b) for any reason other than an Involuntary Termination that occurs after the Closing Date.
     3.6 Reassignment of Participant. In the event of a reassignment of a Participant, the Participant shall be entitled to receive any Equity Bonus Amount awarded to such Participant, payable at the same time as they are paid to continuing Participants. For purposes of this Section 3.6, “reassignment” shall mean an agreement or understanding between the Participant and Parent, or any direct or indirect subsidiary or affiliate of Parent, whereby the Participant terminates employment with the Company and commences employment with Parent, or any direct or indirect subsidiary or affiliate of Parent.
ARTICLE IV
Amendment or Termination
     4.1 Effectiveness, Amendment and Termination. This Plan shall become effective upon, and only upon, the Closing Date. Prior to the Closing Date, the Administrator shall be entitled to amend this Plan at any time and for any reason. This Plan shall terminate on the date of the final payment of any Equity Bonus Amount awarded under this Plan. After the close of business of the day preceding the Closing Date, no amendment or termination of this Plan shall be effective.

     4.2 Successors. The obligations of the Company under this Plan shall be binding upon any assignee or successor in interest thereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Plan in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Plan, the “Company” shall mean both the Company as defined above and any successor to its business and/or assets (by merger, purchase or otherwise) or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law or otherwise.
ARTICLE V
Miscellaneous
     5.1 Set-Off. The Company shall be entitled to set off against the amounts payable to a Participant hereunder any amounts owed to the Company by such Participant.
     5.2 Non-Alienation. No Participant shall have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan, and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law, other than by will or the laws of decent and distribution.
     5.3 Withholding. All payments to a Participant under this Plan will be subject to all applicable withholding of state, local, provincial and federal taxes.
     5.4 Source of Payments. The obligations of the Company under the Plan are solely contractual, and any amount payable under the terms of the Plan shall be paid from the general assets of the Company or from one or more trusts, the assets of which are subject to the claims of the Company’s general creditors. The obligations of the Company under the Plan are guaranteed by Cobham plc to the extent set forth in Section 6.11 of the Merger Agreement.
     5.5 Notices. Any notice or document required to be given under the Plan shall be considered to be given if actually delivered or mailed by certified mail, postage prepaid, if to the Company, to SPARTA, Inc., 25531 Commercentre Drive, Suite 120, Lake Forest, California 92630, Attention: Jerry Fabian, or, if to a Participant, at the last address of such Participant filed with the Company.
     5.6 Gender and Number. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural, and the plural shall include the singular.
     5.7 No Right to Employment or Continuation of Relationship. Nothing in this Plan shall confer upon or be construed as giving any Participant any right to remain in the employ of the Company or any Subsidiary. The Company or any of its Subsidiaries may, at any time, dismiss a Participant from employment free from any liability or any claim except as expressly provided in this Plan. No employee of the Company or any Subsidiary shall have any claim to be designated a Participant and there is no obligation for uniformity of treatment of any employee of the Company or any Subsidiary.

     5.8 Governing Law. THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH APPLICABLE FEDERAL LAW AND THE LAWS OF THE STATE OF VIRGINIA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
     5.9 Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any individual Participant, or would disqualify this Plan under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the sole determination of the Administrator, materially altering the intent of this Plan, such provision shall be stricken as to such jurisdiction or Participant and the remainder of this Plan shall remain in full force and effect.
     5.10 No Limitation Upon the Rights of the Company. This Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, or changes of its capital or business structure; to merge, convert or consolidate; to dissolve or liquidate; or sell or transfer all or any part of its business or assets.
     5.11 No Liability for Good Faith Determinations. None the members of the Board nor any delegates of the Board (including, without limitation, the Administrator) shall be liable for any action, failure to act, omission or determination taken or made in good faith with respect to this Plan. The Company shall indemnify and hold harmless each member of the Board and each delegate or agent thereof against any personal liability or expense incurred by him or her as a result of any act or omission in his of her capacity as such, except for his or her own gross negligence or willful misconduct. The Administrator shall have the discretion, subject to the terms of Plan, to make determinations and interpretations of the Plan which need not be the same with respect to each Participant.